Exhibit 99.2

Un-Audited Financial Statements

of

Energie LLC (OELC, LLC)

for the Three Months Ended March 31,  2014 and 2013

Energie LLC

Condensed Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
Assets

Current Assets
Cash and cash equivalents	$10,416	$37,874
Accounts receivable, net	1,046,522	715,716
Inventory	404,346	391,881
Prepaid expenses	8,917	15,922
Total Current Assets	1,470,201	1,161,393

Noncurrent Assets
Intangible assets, net	772,156	1,119,550
Property and equipment, net	1,322	23,422
Other assets	11,695	11,695
Total Noncurrent Assets	785,172	1,154,667

Total Assets	$785,172	$2,316,060

Liabilities and Members' Deficit

Current Liabilities:
Accounts payable	$2,343,143	$1,523,544
Unearned income	9,444	--
Notes payable	1,950,706	1,348,090
Total Current Liabilities	4,303,294	2,967,839

Noncurrent Liabilities:
Commissions payable	92,740	96,205
Total Noncurrent Liabilities	92,740	96,205

Total Liabilities	4,396,034	2,967,839

Members' Deficit
Members' deficit	(2,140,660)	(651,779)

Total Members' Deficit	(2,140,660)	(651,779)

Total Liabilities and Members' Deficit	$2,255,374	$2,316,060

The accompanying notes are an integral part of these condensed financial statements.

Energie LLC

Condensed Statements of Operations

(Unaudited)

	Three months ended		Three months ended
	March 31, 2014		March 31, 2013

Sales Revenue	$164,609		$779,772
Cost of goods sold	(148,850)		(427,422)
Gross Profit	15,759		352,350

Operating Expenses		`
Commissions	(26,673)		(163,953)
Compensation	(85,997)		(109,951)
Depreciation and amortization	(26,348)		(16,111)
General and administrative	(70,655)		(64,239)
Professional fees	(5,799)		(1,750)
Rent	(5,370)		(32,453)
Travel	(6,207)		(11,207)
Total Operating Expenses	(227,048)		(399,664)

Loss from Operations	(211,289)		(47,314)

Other income (expense)
Interest expense	(94,104)		(55,141)
Other income	39,779		2,064
Other income (expense), net	(54,325)		(53,077)

Net loss and comprehensive loss	$(265,614)		$(100,391)

The accompanying notes are an integral part of these condensed financial statements.

Energie LLC

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013

Cash flow from operating activities
Net loss	$(265,614)	$(100,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,348	16,111
Change in operating assets and liabilities:
Accounts receivable	(330,806)	(188,120)
Inventory	(12,465)	(102,203)
Prepaid expenses	7,005	28,025
Accounts payable	819,599	2,936
Unearned income	9,444	(13,504)
Commissions payable	(3,465)	(499,142)
Net cash provided by (used in) operating activities	250,047	(856,288)

Cash flow (used for)/provided by investing activities	--	--

Cash flow used for financing activities
Proceeds from payments of notes payable, net of repayments	602,616	711,144
Net member contributions (conversion of notes payable)	(880,120)	149,366
Net cash (used in) provided by financing activities	(277,504)	860,510

Net (decrease)/increase in cash	(27,458)	4,222
Cash at beginning of the year	37,874	59,171
Cash at end of the year	$10,416	$63,393

Supplemental Disclosures:
Interest paid	$--	$--
Income taxes paid	$--	$--

The accompanying notes are an integral part of these condensed financial statements.

Energie LLC

Notes to Condensed Financial Statements

(Unaudited)

1.	Organization and Basis of Presentation

Organization and Operations – Energie, LLC (“Energie” or “the Company”) was established on November 29, 2001 as a limited liability company in the state of Delaware and is engaged in the import and sale of specialized interior lighting solutions to the architecture and interior design markets in North America. The Company is headquartered in Wheat Ridge, Colorado and also maintains a production and assembly facility in Zeeland, Michigan.

Energie has organically developed an end-to-end production and distribution platform for imported lighting products featuring HID, fluorescent, and LED technologies. Long term contracts with five European manufacturers and one in Taiwan provide Energie with exclusive North American distribution rights to over 270 total products in 37 categories. After processing any modifications necessary to meet UL standards and building code requirements, the products are sold to customers through a network of over 60 independent lighting sales agents. In addition to a 15% commission structure, the sales force is provided with promotional materials, product training, and technical support by the Company.

Basis of Preparation - The accompanying unaudited interim condensed financial statements have been prepared on the same basis as the annual audited financial statements and in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. All intercompany transactions have been eliminated in consolidation. Operating results and cash flows for interim periods are not necessarily indicative of results that can be expected for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto included in Exhibit 99.1 of this Form 8-K.

Going Concern and Managements’ Plans – The condensed financial statements as of and for the three months ended March 31, 2014 and 2013 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported net losses of $265,614 and $100,391, respectively, for the three months ended March 31, 2014 and 2013. The Company also has a members’ deficit of $2,140,660 at March 31, 2014 and negative working capital of $2,833,092 at March 31, 2014.

The future success of the Company is dependent on its ability to attract additional capital and, ultimately, upon its ability to develop future profitable operations. There can be no assurance that the Company will be successful in obtaining financing, or that it will attain positive cash flows.

2.	Subsequent Events

No events occurred subsequent to March 31, 2014, that would require adjustment to the accompanying financial statements or footnotes.